News Release 2003-25	November 18, 2003
TSX - QRL - Queenstake Resources Ltd.
SEC file number 0-24096

Queenstake Schedules Third Quarter Earnings Release and Conference Call

Denver, Colorado - November 18, 2003-Queenstake Resources Ltd (TSX:QRL) will release its third quarter results after the market closes on Wednesday, November 19, 2003 and has scheduled a conference call on Thursday, November 20, 2003 at 11:00 AM Eastern Time (9:00 AM Mountain Time) for management to discuss the quarter and year-to-date results with the investment community. The release will be available on the company's website when published.

The conference call may be accessed by telephone:

  United States and Canada: 888-792-1093
  International: 703-871-3597

  The call will be recorded and may be replayed at any time at 888-211-2648 for one week.

  Queenstake Resources Ltd is an intermediate sized gold producer that operates the Jerritt Canyon Mines, 50 miles north of Elko, Nevada. Its near term strategy is to increase proven and probable reserves by drilling and discovery of new reserves on its 100 square mile contiguous property package.

  For further information call:
  John Haigh 303-297-1557 ext. 105
  Email - info@queenstake.com  web - www.queenstake.com

  The TSX has neither reviewed nor accepts responsibility for the adequacy or accuracy of this release.